Exhibit 99.1

CallidusCloud Announces New Board Member

PLEASANTON, CALIF., April 30, 2013 — Callidus Software Inc. (NASDAQ:CALD), a leading provider of hiring, learning, marketing and selling cloud software, today announced the election of Kevin M. Klausmeyer to its Board of Directors, based on the recommendation of the Company’s Nominating and Corporate Governance Committee.

Kevin Klausmeyer is joining the Company’s Board of Directors as an independent director, and will serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee.

Mr. Klausmeyer is a financial leader with extensive experience at both public and private companies in the technology industry. From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest Software, a publicly traded company, and was chairman of that company’s audit committee and a member of their nominating and corporate governance committee and their special committee focused on strategic alternatives. From July 2006 to February 2011, Mr. Klausmeyer was the Chief Financial Officer of The Planet, a provider of dedicated web hosting products and services. Before joining The Planet, Mr. Klausmeyer was Chief Financial Officer of RLX Technologies, a developer of management and provisioning software for utility computing environments. Prior to RLX Technologies, Mr. Klausmeyer served as Chief Financial Officer of PentaSafe Security Technologies. Mr. Klausmeyer was also Vice President, Corporate Controller and Chief Accounting Officer of BMC Software, a publicly traded company, and spent 13 years in public accounting with Arthur Andersen LLP. Mr. Klausmeyer graduated from the University of Texas with a BBA in Accounting.

“I am delighted to welcome Kevin Klausmeyer as a director. He is a reputable business leader, with a proven track record in software and mergers and acquisitions. Kevin will add invaluable assistance to the Board of Directors and the Company,” said Charles M. Boesenberg, Chairman of the Board, Callidus Software Inc.

About CallidusCloud

Callidus Software Inc. (NASDAQ:CALD), doing business as CallidusCloud®, is a leading provider of cloud software. CallidusCloud enables organizations to drive performance and productivity across their businesses with our hiring, learning, marketing and selling clouds. From back office to the field, from desktop to mobile, we ensure organizations have the right tools to be more effective and perform better. The combined power of our clouds, our people, and our partners fuels growth, empowers the work force and delivers real value. CallidusCloud drives performance and productivity for over 1700 leading organizations. Small, medium and large enterprises across multiple industries and geographies rely on CallidusCloud for quicker hiring, simpler learning, better marketing, and smarter selling. For more information, please visit www.calliduscloud.com.

©2013. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft , ACom3, ForceLogix, Salesforce Assessments, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake and 6FigureJobs are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

Investor Relations Contact
Carolyn Bass and Cameron Taylor
Market Street Partners
415-445-3237
cald@marketstreetpartners.com

Press Contact:
Giles House
CallidusCloud
925-251-2200
pr@calliduscloud.com